Exhibit 10.40

Description of Oral Arrangement with Kai-Hsiang Lin

In connection with Mr. Lin’s services as the Company’s Vice President of Finance, the Company has agreed to provide Mr. Lin the following compensation terms and benefits:

1.	Annual cash salary equal to $140,000;

2.	Eligible to participate in the Company’s benefit plans;

3.	Eligible to participate in the Company’s long-term equity incentive plans; and

4.	Entitled to 3 weeks’ vacation.